EXHIBIT 99.1

Exide Technologies Reports Fiscal 2010 First Quarter Results

MILTON, Ga., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2010 first quarter financial results, for the period ended June 30, 2009.

Highlights of Fiscal 2010 First Quarter Results:

 * Net sales for the fiscal 2010 first quarter of $592.9 million compared to $971.3 million in the prior year quarter on 28% lower unit volumes;
 * Gross margin for the fiscal 2010 first quarter was 18.0% compared to 17.4% in the prior year period;
 * Adjusted net loss for the fiscal 2010 first quarter was $11.0 million or ($0.15) per share as compared to adjusted net income of
   $13.2 million or $0.18 per diluted share in the fiscal 2009 comparative period;
 * Net cash provided by operating activities for fiscal 2010 first quarter was $56.5 million compared to $40.1 million for the prior fiscal year first quarter; and
 * Liquidity increased from $297 million at March 31, 2009 to $314 million at June 30, 2009.

Consolidated Results

Fiscal 2010 first quarter consolidated net sales were $592.9 million as compared to net sales of $971.3 million in the fiscal 2009 first quarter. Net sales in the fiscal 2010 period were negatively impacted by foreign currency translation ($48.6 million), price reductions due to a 35% decline in average lead prices quarter over quarter ($85.3 million) and overall lower unit volumes ($244.5 million). The lower volume equates to an approximate 28% reduction in unit sales over the prior year period and is driven by lower original equipment (OE) builds in Transportation and Industrial Energy, lower capital spending in the Network Power channels and softer aftermarket volumes in Transportation Americas, the result of the transition of two accounts to competitors as previously announced.

Consolidated net loss for the fiscal 2010 first quarter was $54.0 million or ($0.71) per share compared to net loss for the fiscal 2009 first quarter of $10.3 million or ($0.14) per share. The results for these comparable periods were impacted by the following items:

 *   The fiscal 2010 first quarter results include restructuring and related asset impairment charges of $39.5 million, net of tax, or
     ($0.52) per share ($41.0 million pre-tax as the majority of these charges were recorded in legal entities which have full tax valuations). These charges are principally the result of a provision related to the planned closure of our U.K. Industrial
     Energy facility and incremental severance related costs to finalize the closure of our Auxerre, France Transportation facility. This amount compares with net of tax restructuring charges in the first quarter of the prior year in the amount of
     $2.0 million or ($0.03) per share ($2.3 million pre-tax).
 *   The results of the fiscal 2010 first quarter include currency remeasurement income, net of tax, in the amount of $4.6 million or $0.06 per share ($9.3 million pre-tax), compared to $1.7 million, net of tax, or $0.02 per share ($1.8 million pre-tax) in the fiscal 2009 first quarter.
 *   The fiscal 2010 first quarter includes an unrealized loss from revaluation of warrants liability in the amount of $0.5 million or ($0.01) per share compared to $9.7 million or ($0.12) per share in the fiscal 2009 first quarter. Unrealized gains and losses from revaluation of warrants liability are not subject to income taxes.
 *   The fiscal 2010 first quarter includes reorganization items, net of tax, in the amount of $0.4 million or ($0.01) per share ($0.6 million pre-tax) compared to the fiscal 2009 period of $0.3 million ($0.5 million pre-tax).
 *   The fiscal 2010 first quarter tax provision was negatively impacted by $7.2 million or ($0.08) per share due to valuation allowance increases. This compares with a $13.2 million or $0.18 per share recognition of a non-cash tax valuation allowance in the fiscal 2009 first quarter, principally in Australia.

Excluding the impact of the above described, non-operational items, adjusted net loss for the fiscal 2010 first quarter was $11.0 million or ($0.15) per share. This compares with adjusted net income for the comparable prior year period of $13.2 million or $0.18 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income or loss and adjusted net income or loss per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2010 first quarter was $23.1 million as compared with Adjusted EBITDA of $71.1 million in the prior fiscal year first quarter. Although gross profit declined by $62.8 million in comparison to the prior fiscal year first quarter primarily on lower volume; as a percent of net sales, margins increased to 18.0% in the fiscal 2010 first quarter, compared to 17.4% in the prior year period. Gordon A. Ulsh, President and Chief Executive Officer, said, "We continue the difficult work necessary to align our cost structure appropriately to market conditions and expect this work to pay significant dividends in the second half of fiscal 2010. Even with current headwinds, we expect to report significant sequential improved Adjusted EBITDA in the second quarter. And, assuming no further significant contraction in the global economy and a rational pricing environment, we anticipate reporting higher Adjusted EBITDA for the third and fourth quarters of fiscal 2010 as compared to the same quarters of fiscal 2009. Due primarily to seasonality in our Transportation segments, our first fiscal quarter has historically been our lowest performing quarter of the fiscal year and this year is expected to follow this pattern."

Selling, general and administrative expenses for the fiscal 2010 first quarter decreased approximately 14% to $108.3 million versus the comparable prior year period of $126.0 million. Approximately $11.8 million of the decrease resulted from foreign currency translation, with the remainder attributable to the Company's continued focus on cost reduction.

Net interest expense decreased approximately 23% or $4.5 million to $14.7 million in the fiscal 2010 first quarter as compared to $19.2 million in the fiscal 2009 first quarter, primarily a result of lower average net debt, lower accounts receivable factoring and the favorable impact of lower interest rates. At June 30, 2009, net debt decreased 7% to $545.4 million from $588.7 million at March 31, 2009.

As of June 30, 2009, the Company had cash and cash equivalents of $121.5 million and $110.0 million availability under its bank revolving loan facility. This compares to cash and cash equivalents of $69.5 million and $130.6 million availability under the revolving loan facility at March 31, 2009. Free cash flow was $40.2 million for the three months ended June 30, 2009 as compared to $44.8 million for the prior year period. Free cash flow in the prior year quarter was favorably impacted by the receipt of $16.4 million from the sale of a previously closed manufacturing facility.

Segment Information for the Three Months Ended June 30

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2010 first quarter were $377.2 million as compared to $582.2 million in the same period of fiscal 2009. Approximately $128.3 million of the decline in net sales is primarily the result of 27% lower unit volumes in both OE and aftermarket sales. A stronger dollar against most foreign currencies resulted in unfavorable currency translation of approximately $22.9 million. Price reductions resulting from lead escalator arrangements negatively impacted net sales by $53.8 million in the fiscal 2010 first quarter as compared to the fiscal 2009 period.

Adjusted EBITDA for the combined Transportation segments was $16.1 million in the fiscal 2010 first quarter versus $41.2 million in the comparable fiscal 2009 period. Adjusted EBITDA for the Transportation segments declined in the current fiscal quarter from the prior year period primarily due to lower sales volumes and lower profits from its recycling operations, the result of significantly lower lead prices. Mr. Ulsh stated, "The actions taken to reduce legacy capacity began to benefit our results in the latter part of the current year quarter. We expect that these benefits will accelerate as we move into the second fiscal period."

Industrial Energy Segments

Fiscal 2010 first quarter total net sales for the Company's combined Industrial Energy segments were $215.6 million as compared to $389.0 million in the comparable fiscal 2009 period. This decrease was primarily due to a 33% decline in unit volumes for both motive power and network power products in the fiscal 2010 first quarter as compared to the prior year period. Net sales were negatively impacted by unfavorable foreign currency translation of $25.7 million and lead related price reductions due to lead escalator arrangements of approximately $31.5 million over the prior year period. "It appears the rate of decline in market demand, particularly in Motive Power, has leveled out. Although we do not believe we will see further reductions, we expect the recovery to be slow," Ulsh said.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2010 first quarter totaled $13.6 million versus $36.4 million in the fiscal 2009 first quarter. This decrease is primarily due to lower sales volumes for motive power and network power products.

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company's Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Friday, August 7, 2009 at 9:00 a.m. Eastern Time.

 Conference call details:
    Dial-in number for US/Canada:  877-296-1542
    Dial-in number for international callers:  706-679-5918
    Conference ID:  20972213

 A telephonic replay of the conference call is available:
    Dates: from 12:00 p.m. ET August 7, 2009 to 11:59 p.m. ET
           August 21, 2009
    Domestic dial-in:  800-642-1687
    International dial-in:  706-645-9291
    Passcode:  20972213

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, is available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to, (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the Company's ability to implement and fund based on current liquidity business strategies and restructuring plans, (ii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (iii) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (iv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (v) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (vi) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (vii) competitiveness of the battery markets in the Americas and Europe, (viii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (ix) general economic conditions, (x) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, (xi) the Company's reliance on a single supplier for its polyethylene battery separators, (xii) the Company's ability to successfully pass along increased material costs to its customers, (xiii) the loss of one or more of the Company's major customers for its industrial or transportation products, (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) the ability of the Company's customers to pay for products and services in light of liquidity constraints resulting from global economic conditions and restrictive credit markets.

Therefore, the Company cautions each reader of this press release carefully to consider those factors set forth above and those factors described in the Company's annual report on Form 10-K filed on June 4, 2009 and its Form 10-Q filed on August 6, 2009. Such factors and statements have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein. We undertake no obligation to update any forward-looking statements in this press release.

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, in thousands, except per-share data)

                                                      For the
                                                 Three Months Ended
                                               ----------------------
                                               June 30,     June 30,
                                                 2009         2008
                                               ---------    ---------

 NET SALES                                     $ 592,854    $ 971,275
 COST OF SALES                                   486,170      801,795
                                               ---------    ---------
 Gross profit                                    106,684      169,480
                                               ---------    ---------

 EXPENSES:
 Selling, marketing and advertising               65,318       78,856
 General and administrative                       42,931       47,172
 Restructuring                                    35,665        2,223
 Other (income) expense, net                      (3,361)       7,823
 Interest expense, net                            14,720       19,225
                                               ---------    ---------
                                                 155,273      155,299
                                               ---------    ---------

 (Loss) income before reorganization items,
  and income taxes                               (48,589)      14,181

 REORGANIZATON ITEMS, NET                            555          463
 INCOME TAX PROVISION                              4,872       23,469
                                               ---------    ---------
   Net loss                                      (54,016)      (9,751)
 NET (LOSS) INCOME ATTRIBUTABLE TO
  NONCONTROLLING INTERESTS                           (42)         560
                                               ---------    ---------
   Net loss attributable to Exide
    Technologies                               $ (53,974)   $ (10,311)
                                               =========    =========

 LOSS PER SHARE
 Basic and Diluted                             $   (0.71)   $   (0.14)
                                               =========    =========

 WEIGHTED AVERAGE SHARES
 Basic and Diluted                                75,821       75,376
                                               =========    =========

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited, in thousands, except per-share data)

                                                June 30,   March 31,
                                                  2009       2009
                                               ----------  ----------
                  ASSETS
 Current assets:
  Cash and cash equivalents                    $  121,521  $   69,505
  Receivables, net of allowance for doubtful
   accounts of $30,705 and $28,855                441,283     497,841
  Inventories                                     415,313     420,815
  Prepaid expenses and other                       17,652      17,427
  Deferred financing costs, net                     4,991       4,890
  Deferred income taxes                            26,181      33,005
                                               ----------  ----------
    Total current assets                        1,026,941   1,043,483
                                               ----------  ----------
 Property, plant and equipment, net               598,967     586,261
                                               ----------  ----------
 Other assets:
  Goodwill                                          4,260       4,022
  Other intangibles, net                          181,865     175,311
  Investments in affiliates                         2,044       2,048
  Deferred financing costs, net                    11,130      12,134
  Deferred income taxes                            58,253      51,272
  Other                                            21,978      25,656
                                               ----------  ----------
                                                  279,530     270,443
                                               ----------  ----------
 Total assets                                  $1,905,438  $1,900,187
                                               ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Short-term borrowings                        $    7,532  $    6,977
  Current maturities of long-term debt              5,208       5,048
  Accounts payable                                245,374     261,652
  Accrued expenses                                308,492     279,447
  Warrants liability                                1,614       1,143
                                               ----------  ----------
    Total current liabilities                     568,220     554,267
 Long-term debt                                   654,140     646,180
 Noncurrent retirement obligations                204,867     197,403
 Deferred income taxes                             28,625      30,229
 Other noncurrent liabilities                     137,126     130,041
                                               ----------  ----------
   Total liabilities                            1,592,978   1,558,120
                                               ----------  ----------
 Commitments and contingencies
 STOCKHOLDERS' EQUITY
 Preferred stock, $0.01 par value, 1,000
  shares authorized, 0 shares issued and
  outstanding                                          --          --
 Common stock, $0.01 par value, 200,000 shares
  authorized, 75,530 and 75,499 shares issued
  and outstanding                                     755         755
 Additional paid-in capital                     1,112,425   1,111,001
 Accumulated deficit                             (841,255)   (787,281)
 Accumulated other comprehensive income            24,088       1,752
                                               ----------  ----------
   Total stockholders' equity attributable to
    Exide Technologies                            296,013     326,227
 Noncontrolling interests                          16,447      15,840
                                               ----------  ----------
   Total stockholders' equity                     312,460     342,067
                                               ----------  ----------
 Total liabilities and stockholders' equity    $1,905,438  $1,900,187
                                               ==========  ==========

                     EXIDE TECHNOLOGIES AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (Unaudited, in thousands)

                                                       For the
                                                  Three Months Ended
                                                ---------------------
                                                 June 30,    June 30,
                                                   2009        2008
                                                ---------   ---------
 Cash Flows From Operating Activities:
  Net loss                                      $ (54,016)  $  (9,751)
  Adjustments to reconcile net loss to net
   cash provided by operating activities--
    Depreciation and amortization                  22,480      25,872
    Unrealized loss on warrants                       471       9,685
    Net loss on asset sales / impairments           5,364          95
    Deferred income taxes                             345      17,152
    Provision for doubtful accounts                 1,787        (549)
    Non-cash stock compensation                     2,284       1,280
    Reorganization items, net                         555         463
    Amortization of deferred financing costs        1,234       1,311
    Currency gain                                  (9,264)     (1,807)
   Changes in assets and liabilities --
    Receivables                                    75,720      94,061
    Inventories                                    22,757     (32,671)
    Prepaid expenses and other                        437      (2,301)
    Payables                                      (26,776)    (47,505)
    Accrued expenses                               15,643      (7,449)
    Noncurrent liabilities                         (1,354)     (8,048)
    Other, net                                     (1,181)        310
                                                ---------   ---------
      Net cash provided by operating activities    56,486      40,148
                                                ---------   ---------

 Cash Flows From Investing Activities:
  Capital expenditures                            (15,171)    (11,767)
  Acquisitions of businesses, net of
   cash acquired                                   (1,170)         --
  Proceeds from sales of assets, net                   --      16,425
                                                ---------   ---------
    Net cash (used in) provided by
     investing activities                         (16,341)      4,658
                                                ---------   ---------

 Cash Flows From Financing Activities:
  Increase (decrease)  in short-term borrowings        25      (1,491)
  Decrease in borrowings under Senior Secured
   Credit Facility                                   (749)       (779)
  Common stock issuance                                51         466
  Increase (decrease) in other debt                 8,385      (2,045)
                                                ---------   ---------
    Net cash provided by (used in) financing
     activities                                     7,712      (3,849)
                                                ---------   ---------

 Effect of Exchange Rate Changes on Cash and
  Cash Equivalents                                  4,159          (3)
                                                ---------   ---------

 Net Increase In Cash and Cash Equivalents         52,016      40,954
 Cash and Cash Equivalents, Beginning of Period    69,505      90,547
                                                ---------   ---------
 Cash and Cash Equivalents, End of Period       $ 121,521   $ 131,501
                                                =========   =========

 Supplemental Disclosures of Cash Flow
  Information:
   Cash paid during the period -
    Interest                                    $   4,020   $  10,076
    Income taxes (net of refunds)               $    (552)  $     492

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
               ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                             (in millions)

 THREE MONTHS ENDED JUNE 30, 2009

                  Transportation    Industrial Energy
                 -----------------  ------------------
                          Europe              Europe
                 Americas and ROW   Americas  and ROW   Other  TOTAL
                 -------- --------  --------  --------  -----  ------

  Net income (loss) $ 5.3  ($23.4)   $ 2.6    ($15.9) ($22.6)  ($54.0)
   Interest
    expense, net       --      --       --       --     14.7     14.7
   Income tax
    provision          --      --       --       --      4.9      4.9
                 -----------------------------------------------------
  EBIT                5.3   (23.4)     2.6    (15.9)    (3.0)   (34.4)
   Depreciation
    and
    amortization      7.0     5.3      2.5      6.0      1.7     22.5
   Reorganization
    items, net         --      --       --       --      0.6      0.6
   Restructuring      3.4    18.7      0.1     13.2      0.3     35.7
   Currency
    remeasurement
    (gain) loss      (0.2)   (0.3)     0.4     (0.5)    (8.7)    (9.3)
   Unrealized loss
    on revaluation
    of warrants        --      --       --       --      0.5      0.5
   Loss on sale/
    impairment of
    assets            0.1      --       --      5.2      0.1      5.4
   Other,
    principally non
    cash stock
    compensation
    expense           0.1     0.1      0.1     (0.1)     1.9      2.1
                 -----------------------------------------------------
  Adjusted EBITDA   $15.7   $ 0.4    $ 5.7    $ 7.9    $(6.6)   $23.1
                 =====================================================

  THREE MONTHS ENDED JUNE 30, 2008

                  Transportation    Industrial Energy
                 -----------------  ------------------
                          Europe              Europe
                 Americas and ROW   Americas  and ROW   Other  TOTAL
                 -------- --------  --------  --------  -----  ------

  Net income (loss) $26.7    ($0.6)   $13.8    $11.8   ($62.0) ($10.3)
   Interest
    expense, net       --       --       --       --     19.2    19.2
   Income tax
    provision          --       --       --       --     23.5    23.5
                 -----------------------------------------------------
  EBIT               26.7     (0.6)    13.8     11.8    (19.3)   32.4
   Depreciation
    and amortization  7.6      7.2      2.2      7.0      1.9    25.9
   Take Charge         --      0.3       --       --       --     0.3
   Reorganization
    items, net         --       --       --       --      0.5     0.5
   Restructuring      0.3      0.7     (0.1)     1.3       --     2.2
   Currency
    remeasurement
    (gain) loss      (0.6)    (0.3)     0.1       --     (1.0)   (1.8)
   Noncontrolling
    interest           --       --       --       --      0.6     0.6
   Unrealized loss
    on revaluation
    of warrants        --       --       --       --      9.7     9.7
   (Gain) loss on
    sale/impairment
    of assets          --     (0.2)      --      0.3       --     0.1
   Other,
    principally non
    cash stock
    compensation
    expense            --      0.1       --       --      1.1     1.2

                 -----------------------------------------------------
  Adjusted EBITDA   $34.0    $ 7.2    $16.0    $20.4    $(6.5)  $71.1
                 =====================================================

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
    COMPARATIVE FY2010 Q1 NET SALES AND ADJUSTED EBITDA BY SEGMENT
                            (In millions)
              Transportation      Industrial Energy
              --------------      -----------------
                    Europe            Europe  Unallocated
          Americas  and ROW Americas  and ROW  Corporate  Consolidated
          -------- -------- -------- -------- ----------- ------------
 Q1 FY
 2010
 -----
  Net
   sales  $  230.8 $  146.5 $   59.9 $  155.7 $       --  $      592.9
  Adjusted
  EBITDA  $   15.7 $    0.4 $    5.7 $    7.9 $     (6.6) $       23.1

 Q1 FY
 2009
 -----
  Net
   sales  $  306.4 $  275.9 $   89.2 $  299.8 $       --  $      971.3
  Adjusted
   EBITDA $   34.0 $    7.2 $   16.0 $   20.4 $     (6.5) $       71.1

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
      NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
                 (in millions, except per share data)

                                     FOR THE THREE MONTHS ENDED
                                   June 30, 2009     June 30, 2008
                                 ----------------- -----------------
                                             Per              Per
                                           Diluted          Diluted
                                 Dollars    Share  Dollars   Share
                                 -------- -------- -------- --------

 Net earnings                    $ (54.0) $ (0.71) $(10.3)  $ (0.14)

  Increase in tax valuation
   allowances                        7.2     0.08    13.2      0.18
  Reorganization items, net
   of tax                            0.4     0.01     0.3      0.00
  Restructuring and impairment,
   net of tax                       39.5     0.52     2.0      0.03
  Currency remeasurement (gain),
   net of tax                       (4.6)   (0.06)   (1.7)    (0.02)
  Unrealized loss on revaluation
   of warrants                       0.5     0.01     9.7      0.12
                                 -------- -------- -------- --------

 Non-GAAP Adjusted Net (Loss)
  Income / EPS                   $ (11.0) $ (0.15) $ 13.2   $  0.18
                                 ======== ======== ======== ========

 Weighted Average Shares
  Outstanding
    Diluted                                75,821             75,376
                                          ========          ========

         EXIDE TECHNOLOGIES AND SUBSIDIARIES
            COMPUTATION OF FREE CASH FLOW
                     (in millions)

                                       FOR THE THREE
                                        MONTHS ENDED
                                     ------------------
                                     June 30,   June 30,
                                      2009       2008
                                     -------    -------

 Net cash provided by (used in)
  operating activities                 $56.5      $40.1

 Net cash (used in) provided by
  investing activities                 (16.3)       4.7
                                     -------    -------

        Free Cash Flow                 $40.2      $44.8
                                     =======    =======

CONTACT:  J.Addams & Partners, Inc.
          MEDIA CONTACTS:
          Jeannine Addams
            jfaddams@jaddams.com
          Kristin Wohlleben
            kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          INVESTOR CONTACT:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com